Exhibit 12.1

May 7, 2021	Lillian Brown +1 202 663 6743 (t) +1 202 663 6363 (f) lillian.brown@wilmerhale.com
Landa App LLC One Pennsylvania Plaza 36th Floor New York, NY 10119

Re: Landa App LLC Offering Statement on Form 1-A

Ladies and Gentlemen:

This opinion is furnished to you in connection with an Offering Statement on Form 1-A, as amended (File No. 024-11377) (the “Offering Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering by Landa App LLC, a Delaware limited liability company (the “Company”), of up to an aggregate of 80,000 membership interests (“Interests”), consisting of 10,000 membership interests of each of the eight (8) series registered in the State of Delaware under the Company as listed on Schedule A attached hereto (the “Series”). We understand that the Interests will be issued and sold pursuant to subscription agreements, by and between the Company and each purchaser of Interests (“Subscription Agreements”).

We are acting as counsel for the Company in connection with the issuance and sale by the Company of the Interests. We have examined signed copies of the Offering Statement as filed with the Commission and the form of the Subscription Agreements as filed as an exhibit to the Offering Statement. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certification of Formation of the Company, as amended, (ii) the Limited Liability Company Agreement of the Company, dated as of September 14, 2020, (iii) the Certificates of Registered Series of Limited Liability Company of each Series, (iv) the Series Operating Agreement of each Series, each dated as of October 2, 2020, (v) such other limited liability company records of the Company, including corporate records of the manager of the Company, and (vi) such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents and the completeness and accuracy of the limited liability company records of the Company provided to us by the Company.

May 7, 2021

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware Limited Liability Company Act.

Based upon and subject to the foregoing, we are of the opinion that the Interests have been duly authorized for issuance and, when the Interests are issued and paid for in accordance with the terms and conditions of the Subscription Agreements, the Interests will be validly issued and purchasers of the Interests will have no obligation, solely by reason of their ownership of the Interests, to make payments to the Company or any creditor of the Company, or contributions to the Company or any creditor of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement in accordance with the requirements of paragraph 12 of Item 17 of Form 1-A and to the use of our name therein and in the related Offering Circular under the caption “Legal Matters.” In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Lillian Brown
Lillian Brown, Partner

Schedule A List of Series

●	Landa App LLC - 115 Sardis Street Barnesville GA LLC

●	Landa App LLC - 1394 Oakview Circle Forest Park LLC

●	Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC

●	Landa App LLC - 1741 Park Lane Griffin GA LLC

●	Landa App LLC - 209 Timber Wolf Trail Griffin GA LLC

●	Landa App LLC - 2505 Oak Circle Ellenwood GA LLC

●	Landa App LLC – 271 Timber Wolf Trail Griffin GA LLC

●	Landa App LLC – 29 Holly Grove Road Griffin GA LLC